Amendment No. 1 to Fund Participation Agreement

between

Pacific Life & Annuity Company

and

Janus Aspen Series

Pacific Life & Annuity Company (the “Company”), on its behalf and on behalf of certain segregated asset accounts (“Accounts”) of the Company and Janus Aspen Series (the “Fund”), have previously entered into a Participation Agreement dated March 30, 2007 (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is deleted and replaced in its entirety with the Schedule A attached hereto.

2.	Schedule B of the Agreement is deleted and replaced in its entirety with the Schedule B attached hereto.

3.	Section 3.7 shall is deleted in and replaced in its entirety with the following:

“3.7 The Company represents and warrants that it is, and shall carry out its activities under this Agreement, in compliance with all applicable anti-money laundering laws, rules and regulations including, but not limited to, the U.S.A. PATRIOT Act of 2001, P.L. 107-56. The Company further represents that it has policies and procedures in place to detect money laundering and terrorist financing, including the reporting of suspicious activity.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of December 1, 2012.

PACIFIC LIFE & ANNUITY COMPANY:

By its authorized officer

By:	/s/ Anthony J. Dufault

Name:	Anthony J. Dufault

Title:	Assistant Vice President

Attest:	/s/ Jane M. Guon
Jane M. Guon
Corporate Secretary

JANUS ASPEN SERIES:

By its authorized officer

By:	/s/ Stephanie Grauerholz

Name:	Stephanie Grauerholz

Title:	Vice President

Schedule A

Segregated Asset Accounts:

All segregated asset Accounts utilizing any Portfolio

Contracts:

All Contracts funded by the segregated asset Accounts that utilize any Portfolio.

Schedule B

List of Portfolios

Name of Portfolio

All Portfolios of Janus Aspen Series open to new investors (as set forth in the current prospectus of Janus Aspen Series) except for the Janus Aspen Protected Series Portfolios.

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